Exhibit 99.3
FIRST AMENDMENT TO THE
LESCO, INC. 1992 STOCK INCENTIVE PLAN
(As amended May 13, 1998)
     This First Amendment to the LESCO, Inc. 1992 Stock Incentive Plan (the “Plan”) is made this 27th day of April, 2007, by LESCO, Inc. (collectively with its subsidiaries, unless the context otherwise requires, the “Company”).
WITNESSETH THAT:
     WHEREAS, the Company established and maintained the Plan for the purpose of attracting and retaining selected individuals by providing them with a long-term incentive to exert their efforts toward the achievement of increased growth and profitability in the operations of the Company and further, to align their interests with those of the Company’s shareholders;
     WHEREAS, the Company previously granted Awards (as defined by the Plan and which may include a grant of any stock option, stock appreciation right, performance share award, restricted stock award, or stock award) to certain Company employees and directors (“Participants”), which are currently outstanding and which may be vested or unvested, or which may continue to be subject to certain restrictions;
     WHEREAS, the Company has entered into that certain Agreement and Plan of Merger among Deere & Company, Deere Merger Sub, Inc. and LESCO, Inc., dated as of February 19, 2007 (the “Merger Agreement”);
     WHEREAS, Section 5.5(a) of the Merger Agreement provides that each option to purchase Common Shares (as defined by the Merger Agreement) of the Company (each, a “Stock Option”) granted as an inducement to hire, whether vested or unvested, which is outstanding immediately prior to the Effective Time (as defined by the Merger Agreement) shall become fully vested and shall be converted into the right to receive at the Effective Time an amount equal to the product of (a) the total number of Common Shares subject to such Stock Option, and (b) the excess, if any, of the amount of Merger Consideration (as defined by the Merger Agreement) over the exercise price per Common Share subject to the Stock Option, with the aggregate amount of such payment rounded to the nearest cent, less any applicable federal, state, local, or employment tax withholdings;
     WHEREAS, Section 5.5(a) of the Merger Agreement also provides that each right of any kind to receive the Company’s Common Shares or benefits measured in whole or in part by the value of the Common Shares (“Company Share-Based Awards”), as well as any outstanding awards of restricted Common Shares (“Restricted Shares”), whether vested or unvested, and whether or not all restrictions have lapsed, and which are outstanding immediately prior to the Effective Time shall become fully vested and all applicable restrictions will lapse; all Company Share-Based Awards shall entitle the affected Participants to the right to receive at the Effective Time an amount in cash equal to the Merger Consideration in respect of each Common Share underlying a particular Company Share-Based Award, less any applicable federal, state, local, or employment tax withholdings, while all Restricted Shares shall be converted to a right to receive the Merger Consideration, less any applicable federal, state, local, or employment tax withholdings;
     WHEREAS, Plan Section 11 provides that all Stock Options and all Restricted Shares will be fully vested and all restrictions will lapse upon the occurrence of a Change in Control (as defined by the Plan) and such Change in Control has occurred; and
     WHEREAS, pursuant to Plan Section 13, the Company’s Board of Directors (“Board”) may, at any time, amend, alter or terminate the Plan; provided, that the Board obtain a Participant’s consent to the extent any amendment, alteration or termination impairs the rights of such Participant. Section 13 further provides that the Committee (as defined by the Plan) may amend the terms of any Award, prospectively or retroactively; provided, that any amendment that impairs the rights of a Participant requires the Participant’s consent.
     NOW, THEREFORE, the Board hereby amends the Plan, effective as of April 27, 2007, unless otherwise specified, in the manner set forth below:
1.	Plan Section 2 is hereby amended by adding the following new definitions as follows:

“‘Merger Agreement’ means that certain Agreement and Plan of Merger among Deere & Company, Deere Merger Sub, Inc. and LESCO, Inc., dated as of February 19, 2007.

‘Merger Consideration’ means the amount specified in the Merger Agreement as the dollar value given to shareholders in exchange for each Share owned.

‘Merger Effective Date’ means the Effective Time, as defined in the Merger Agreement.”

2.	Plan Section 4 is hereby amended by adding a new subparagraph (e) to the end thereof to read in its entirety as follows:

“(e) Notwithstanding any provision of this Section 4 to the contrary, any and all Shares subject to an Award granted hereunder, which are forfeited, cancelled, or terminated as a result of the Merger Agreement shall be extinguished in their entirety, to be disposed of as contemplated by the Merger Agreement, and shall no longer be subject to or available for grant under this Plan.”

3.	Plan Section 11 is hereby amended by adding the following new paragraph to the end thereof:

“As of the date of the Change in Control, all outstanding Options granted under the Plan shall become fully vested. Further, as of the date of the Change in Control, all restrictions shall have lapsed from any and all outstanding Restricted Shares granted under the Plan.”

4.	Plan Section 12 is hereby amended by adding the following new paragraph to the end thereof:

“Notwithstanding any provision of the Plan or any Award Agreements to the contrary, as of the Merger Effective Date, all outstanding Options will be converted to a right to receive an amount equal to the product of (i) the total number of Shares subject to the outstanding Options, and (ii) the excess, if any, of the amount of Merger Consideration over the Option Price subject to the terms of the Merger Agreement. In addition, as of the Merger Effective Date, all Restricted Stock Awards will be converted into the right to receive the Merger Consideration that corresponds to such Restricted Stock Award.”

5.	Plan Section 15 is hereby amended by adding the following new paragraph to the end thereof:

“Effective as of the Merger Effective Date, the Plan and all Award Agreements shall be terminated and the Company shall have no further duties or obligations pursuant thereunder to any Participant; further, no new rights will be created or assigned pursuant to any Plan or Award Agreement provision, and any outstanding Participants’ rights that exist at the time of the Merger Effective Date, which are pursuant to a previously granted Award, will be extinguished in the manner provided for herein and contemplated by the Merger Agreement.”
     IN WITNESS WHEREOF, the Company, by its duly authorized officers, has caused this First Amendment to the Plan to be executed as of the date first written above.

LESCO, INC.
By:	/s/ Jeffrey L. Rutherford	By:	/s/ Michael A. Weisbarth

Title:	President and CEO	Title:	V.P., Chief Financial Officer and Treasurer

By:	/s/ Kathleen M. Minahan

Title:	V.P., Chief Administrative Officer, General Counsel & Secretary

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